Exhibit 99.1

Valentis, Inc.

Valentis, Inc.	Investor and Media Inquiries
Joe Markey	BPC Financial Marketing
(650) 697-1900 x369	John Baldissera
IR@valentis.com	(800) 368-1217

VALENTIS ANNOUNCES COMPLETION OF PRIVATE PLACEMENT

BURLINGAME, CA, March 21 2006 – Valentis, Inc. (NASDAQ: VLTS) announced today that it had completed a private placement of approximately 2.1 million shares of the Company’s common stock and warrants to purchase up to approximately 1.1 million additional shares of the Company’s common stock at $2.50 per unit, for aggregate gross proceeds of approximately $5.25 million. The five-year warrants are exercisable at a price of $3.00 per share. Valentis issued and sold the shares of common stock and warrants to selected institutional and accredited investors, including Biotechnology Value Fund, L.P. of San Francisco and current shareholders. Canaccord Adams and Griffin Securities acted as financial advisors to Valentis.

As previous announced, Valentis completed patient dosing on schedule of its VLTS 934 Phase IIb clinical trial in February and expects to receive the results of the trial in July of this year. The Company intends to use the proceeds of this financing to advance its VLTS 934 poloxamer product for patients suffering with peripheral arterial disease to Phase III clinical testing once the results of the Phase IIb clinical trial are received.

“Based on VLTS 934’s prior safety data, the significant improvements from baseline in all efficacy measures in the prior Phase IIa trial and the favorable results observed in the Phase IIb interim analysis, we believe the Phase IIb trial will be successful,” commented Benjamin F. McGraw, III, Chairman, President and CEO of Valentis.

The market for a safe and efficacious product to treat intermittent claudication has been estimated to be in excess of $1 billion. Approximately five percent of adults in the United States over age of 55 suffer from intermittent claudication, a form of PAD. Symptoms include leg pain during exercise due to a lack of adequate blood flow.

VLTS 934 is a nonionic block copolymer known as a poloxamer. VLTS 934 appears to have a direct effect of reducing vascular inflammation, which may have a therapeutic benefit in ischemic tissue. Peripheral arterial disease (PAD) is a result of atherosclerosis in the legs of patients. Atherosclerosis is an inflammatory disorder of blood vessels that ultimately leads to the formation of atheroma or plaque in large blood vessels. This plaque impedes blood flow to tissues including the legs. VLTS 934 reduces levels of specific mediators of inflammation that would explain the improvement in blood flow and exercise tolerance seen in the prior clinical trial of VLTS 934.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement under the Securities Act and applicable state securities laws or exemption from those registration requirements. The Company has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Valentis

Valentis is a biotechnology company engaged in the development of innovative products for peripheral arterial disease (PAD), a large and unsatisfied market. PAD is due to chronic inflammation of the blood vessels of the legs leading to the formation of plaque, which obstructs blood flow. VLTS 934, the company’s lead product, is an anti-inflammatory drug in Phase II testing. The Company’s second product for PAD is the Del-1 angiogenic protein; a product, which the Company believes promotes the formation of new blood vessels. Valentis has developed a series of technologies, including gene delivery and expression technologies, and proprietary formulation and manufacturing technologies that allow the generation of novel therapeutics to treat a wide range of diseases. While Valentis is focusing its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “projects,” “intends,” “anticipates,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties related to the timing and costs of clinical trials including the anticipated trail completion, uncertainties related to projected cash reserves, uncertainties related to the results of clinical trials, its ability to obtain financing and additional capital, its ability to continue as a going concern, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that Valentis will be able to develop commercially viable therapeutics for peripheral arterial disease, that any of Valentis’ programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained or that any clinical trial, including Valentis’ Phase IIb VLTS 934 trial, will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject are described more fully in Part I — Item 1. Business – Additional Factors That May Affect Future Results, and elsewhere in the Valentis Annual Report on Form 10-K for the period ended June 30, 2005 and quarterly reports on Form 10-Q for the periods ended September 30, 2005 and December 31, 2005, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.